STOCK PURCHASE AGREEMENT

-among-

Document Security Systems, Inc.
As Buyer

-and-

Michael Roy and Timothy Trueblood
As Shareholders and Sellers

Relating to Extradev, Inc.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 12th day of May, 2011 (the “Effective Date”), by and among Michael Roy and Timothy Trueblood (each individually a “Shareholder”, and collectively, the “Shareholders”), Extradev, Inc., a New York corporation (the "Corporation”), and Document Security Systems, Inc., a New York corporation (the "Buyer").

RECITALS:

A.           The Shareholders, in the amounts set forth opposite their names on Schedule A annexed hereto, own all of the issued and outstanding capital stock of the Corporation; and

B.           Buyer desires to purchase and acquire and the Shareholders desire to sell, transfer and convey, all, but not less than all, of the issued and outstanding capital stock of the Corporation, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms shall have the meanings ascribed to them in this Article I.

1.01       Accounts Receivable.  Any and all of the accounts (as such term is defined by Section 9-106 of the New York Uniform Commercial Code) of the Corporation arising on or prior to the Closing Date.

1.02       Agreement.  This Stock Purchase Agreement including all amendments hereto and all Schedules referred to herein.

1.03       Business.  The business heretofore operated and conducted by the Corporation, which consists of the provision of cloud computing solutions to the small to medium business markets.

1.04       Buyer.  Document Security Systems, Inc., a New York corporation.

1.05       Closing.  The closing of the transactions contemplated by this Agreement, which will occur on the Closing Date.

1.06       Closing Date.  May 12, 2011, at 10:00 a.m. or such other date and time as the parties may agree to in writing, upon which the Closing shall occur.

1.07       Code.  The Internal Revenue Code of 1986, as amended.

1.08       Confidential Information.  Any and all trade secrets, intellectual property and other technical, research, operational, manufacturing, marketing, customer, sales and financial information of the Corporation, Buyer, any Subsidiary of Buyer or any vendor, supplier, distributor or customer of the Corporation, Buyer or any Subsidiary of Buyer, regardless of how acquired or developed by any of the foregoing parties, concerning any of their respective businesses, policies, research, processes, inventions, products and business operations and methods.

1.09       Contract.  Any and all written or oral contracts or commitments of any kind or nature, including, without limitation, any loan agreement, lease, employment or labor agreement, stock option, stock purchase, pension or profit sharing plan, retirement or bonus plan, agreement or other arrangement (whether current or deferred), insurance contract, sales representation contract, advertising contract, brokerage contract, purchase or sales order or contract or franchise or license agreement.

1.10       Corporation.  Extradev, Inc.

1.11       Digital Division.  Extradev, Inc., plus Buyer’s current digital offerings, including ADX and SFI, and any subsequent acquisitions by the Buyer aligned or merged with Extradev, Inc. treated for accounting purposes as an independent entity.

1.12       Draft version of Financial Statements. The Corporation’s proposed consolidated financial statements at and for the period ending on the date immediately preceding the Closing Date, dated as of the date immediately preceding the Closing Date, including the draft version of Final Balance Sheet, statement of operations, statement of cash flows and all related notes, prepared by the Corporation’s accountant in accordance with GAAP, annexed hereto as Schedule C.

1.13       EBITDA.  Earnings before interest, taxes, depreciation and amortization for the Digital Division.

1.14       Environmental Laws.  Any and all laws, rules or regulations of any Governmental Authority relating to public health and safety, worker health and safety and pollution or the protection of the environment including, without limitation, those relating to actual or threatened emissions, discharges, releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes.

1.15       ERISA.  The Employee Retirement Income Security Act of 1974, as amended.

1.16       Final Balance Sheet.  The consolidated balance sheet of the Corporation included in the Draft version of Financial Statements and Final Financial Statements.

1.17       Final Financial Statements.  The Corporation's finalized consolidated financial statements as at and for the period ending on the Final Financial Statement Date, including the Final Balance Sheet, statement of operations, statement of cash flows and all related notes, prepared by the Corporation's accountant in accordance with GAAP and agreed to by the parties pursuant to Paragraph 2.04 of this Agreement.

1.18       Final Financial Statement Date. The date immediately preceding the Closing Date.

1.19       GAAP.  Generally accepted accounting principles applied on a basis consistent with prior periods.

1.20       Governmental Authority.  Any and all federal, state, municipal or other governments or governmental departments, commissions, boards, bureaus, agencies or instrumentalities, domestic or foreign.

1.21       Intellectual Property.  Any and all copyrights, patents, trademarks, service marks, trade names, computer software, source code, inventions, designs, formulae, trade secrets, manufacturing processes, know-how and other similar rights.

1.22       Litigation.  Any and all administrative or judicial proceedings, suits, actions, controversies, investigations or claims, instituted at law or in equity, before or by any court or Governmental Authority.

1.23       Net Working Capital. The current assets less the current liabilities of Corporation as of the date immediately preceding the  Final Financial Statement Date, prepared in accordance with GAAP, and annexed hereto as Schedule O.

1.24       Purchase Price.  The aggregate amount paid by Buyer to the Shareholders, determined pursuant to Paragraph 2.03 of this Agreement.

1.25       Real Property.  Any and all of the parcels of real property, together with the buildings, structures and other improvements thereon, which are owned, leased or otherwise used or occupied by the Corporation, including, without limitation, those parcels and leases more particularly described on Schedule D.

1.26       Shareholders.  Michael Roy and Timothy Trueblood.

1.27       Shareholders' Equity.  Shareholders’ aggregate ownership as set forth on the Final Balance Sheet under the section entitled “Shareholders Equity”.

1.28       Stock.  All of the issued and outstanding capital stock of the Corporation, consisting of 20,000 shares of common stock, par value of .01 per share.

1.29       Taxes.  Any and all federal, state, local or foreign income, gross receipts, franchise, estimated, minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or any other Tax, of any kind whatsoever, including any interest, penalties or additions to Tax or additional amounts in respect of any of the foregoing.

1.30       Working Capital Deficit. The amount by which the current liabilities of the Corporation exceed the current assets of the Corporation as of the date immediately preceding the Closing Date (as adjusted pursuant to Paragraph 2.04(E)), as reflected in the Working Capital Schedule annexed hereto as Schedule O.

1.31       Working Capital Schedule. The schedule of Net Working Capital as of the date immediately preceding the Closing Date, annexed hereto as Schedule O.

ARTICLE II
PURCHASE AND SALE

2.01       Purchase of Stock.  Subject to the terms and conditions of, and in reliance upon the representations and warranties and covenants in, this Agreement, the Shareholders will sell to Buyer, and Buyer will purchase the Stock.

2.02       Closing.  The Closing shall take place at the office of the Buyer, 28 East Main Street, Suite 1525, Rochester, New York, on the Closing Date.

2.03       Purchase Price.  The Purchase Price to be paid by Buyer to the Shareholders for the Stock shall be equal to:

A.           94,336 shares of Buyer’s common stock (the “Restricted Stock Grant”) issued pursuant to Buyer’s 2004 Employee Stock Option Plan, as amended (the “Option Plan”), subject to adjustment as set forth in Paragraph 2.04(E) hereunder. The Restricted Stock Grant was calculated by taking the sum of 160,000 shares of common stock, and reducing that sum by a share adjustment formula equal to the Corporation’s Working Capital Deficit on the date immediately preceding Closing divided by Buyer’s per share common stock price as of the close of trading on the date immediately preceding Closing (the “Restricted Stock Closing Adjustment”). For purposes of the Working Capital Deficit calculation, a one-time exemption equal to the lesser of the actual liability incurred up to the date of Closing or $30,000 was factored in to the Restricted Stock Grant calculation formula as relates to Working Capital Deficit resulting from the Corporation’s ongoing business relationship with Toshiba. The Restricted Stock Grant shall constitute the aggregate number of shares of Buyer’s common stock to be issued to the Shareholders. The Restricted Stock Grant shall vest ratably over a period of four (4) years from the Closing Date; plus

B.           A grant of options issued under Buyer’s Option Plan to purchase an aggregate of 65,664 shares of Buyer’s common stock at an exercise price of $3.33 per share, to vest ratably over four (4) years from the Closing Date (the “Options”), subject to adjustment as set forth in Paragraph 2.04(E) hereunder. The price for the Options was determined based on the Buyer’s stock price calculated as of the close of trading on the date immediately preceding the Closing. The aggregate number of shares of Buyer’s common stock underlying the Options was calculated by taking the difference between the sum of 160,000 shares and the number of shares issued under the Restricted Stock Grant provided for in Paragraph 2.03(A) above. The Options shall vest ratably over a four (4) year period from the Closing Date, and shall expire five years from the date of grant.

C.           Payment of the assumed liabilities (the “Assumed Liabilities”) set forth in Schedule N annexed hereto, which payment may be made at Closing or within ninety (90) days thereafter, in Buyer’s sole discretion.

2.04       Final Financial Statements.

A.           As promptly as practicable after the Closing Date, but in no event later than thirty (30) days following the Closing Date, Buyer shall cause the Corporation's accountant to prepare the Final Financial Statements and submit a draft version of the Final Financial Statements and its report thereon, which shall be unqualified, to Shareholders, Buyer and Buyer's accountant, and thereafter permit Buyer's accountant to review the work papers of the Corporation's accountant and the Corporation's records relating thereto and to discuss any matters relating to the draft version of Final Financial Statements and report thereon, that Buyer's accountant may wish to discuss.  The draft version of Final Financial Statements shall set forth all of the liabilities and obligations of the Corporation, direct and indirect, contingent and accrued, of any nature whatsoever, whether arising out of contract, tort, statute or otherwise, except: (a) where not required to be included in such financial statements in accordance with GAAP, liabilities and obligations set forth in the contracts, leases and commitments listed and described on the attached schedules, and (b) liabilities and obligations incurred in the ordinary course of business of the Corporation subsequent to the date thereof.  On behalf of Buyer, Buyer's accountant will confirm that the draft version of the Final Financial Statements (i) is in accordance with the books and records of the Corporation, (ii) is prepared in accordance with GAAP, and (iii) presents fairly the consolidated financial position and results of operations of the Corporation as of and for the period represented thereby.

B.           The parties will cooperate and cause the respective accountants to exchange information and complete their review of matters relating to the draft version of Final Financial Statements in an expeditious manner.  In the event of any disagreement with respect to the draft version of Final Financial Statements or report thereon, Buyer's accountant and the Corporation's accountant will endeavor to resolve the same between themselves, but in the event that they are unable to do so within thirty (30) days after delivery of the draft version of the Final Financial Statements by the Corporation's accountant to Shareholders, Buyer and Buyer's accountant, such disagreement shall be presented to a third accounting firm [of recognized local or national standing] selected jointly by Buyer and Shareholders, and the resolution of such dispute by such third accounting firm shall be final and binding for purposes of determining the Final Financial Statements.

C.          The version of the Final Financial Statements as agreed between Buyer's accountant and the Corporation's accountant or as determined by the third accounting firm in the manner described in Paragraph 2.04B above, shall be the Final Financial Statements; provided, however, that the approval of the Final Financial Statements in the manner set forth above is in no way intended to limit the indemnification of Buyer provided in Paragraph 9.04 hereof.

D.          The Final Financial Statements, together with the signed report of the Corporation's accountant, which shall be unqualified, and a certificate from the Corporation's accountant setting forth the calculation of the Purchase Price based upon the information contained in the Final Balance Sheet, shall be delivered to Buyer and Shareholders within two (2) business days following completion of the approval process set forth above.

E.           In the event the Working Capital Deficit as reflected in the Final Financial Statements is less than or greater than the Working Capital Deficit as reflected in the draft version of Financial Statements by an amount greater than $1,000 (the “Working Capital Differential”), an adjustment, on a dollar-for-dollar basis, in the amount of any excess or short fall Working Capital Differential, will be made to the Working Capital Deficit, and the newly calculated Working Capital Deficit will be utilized to recalculate the number of shares issued as Restricted Stock and the number of shares underlying the Options pursuant to the formulas contained in Paragraphs 2.03(A) and (B) of this Agreement.

F.          Accounting fees to the Corporation's accountant relating to the preparation of Final Financial Statements, aggregating not more than $2,000, may be included as an accrued expense in the Final Financial Statements.

G.          Legal fees to the Corporation’s counsel, of not more than $3,000, may be included as an accrued expense in the Final Financial Statements.

2.05       Payment of Purchase Price.

A.           At Closing, which is anticipated to occur, but need not occur, simultaneously with the execution and delivery of this Agreement, Buyer shall deliver share certificates representing the Restricted Stock Grant issuance, and Option Agreements covering the representing Option grants, as set forth in Paragraphs 2.03(A) and (B), respectively.

2.06       Accounts Receivable.

A.           At the Closing, the Corporation shall transfer and assign to the Buyer all pending Accounts Receivable.

B.           Shareholders agree to utilize their best efforts to assist Corporation in the collection of pending Accounts Receivable.

ARICLE III
EMPLOYMENT AGREEMENTS

3.01       Employment Agreements. Buyer and Shareholders shall enter into Employment Agreements on the Closing Date, which said Employment Agreements shall be annexed hereto as Schedule B.

3.02       Employment Agreement Terms. The Employment Agreements shall contain the following material terms:

A.           Shareholder Michael Roy will be President, and Shareholder Timothy Trueblood will be Chief Technical Officer, of Buyer’s Digital Division.

B.           Each Shareholder shall have an annualized salary of $100,000 for the Term of the Employment Agreements.

C.           The Employment Agreements shall commence on the Closing Date, and continue for a period of five (5) years (the “Term”), with a Buyer’s option to renew the Employment Agreements for an additional three (3) years on terms to be mutually agreed upon by the parties (the “Company Renewal Option”).

D.           For the Term of the Employment Agreements, each Shareholder shall be entitled to receive the payments described below, if earned (the “Earn-Out Bonus Payments”), to be paid annually by Buyer as follows:

(i)           5% of Digital Division fiscal year EBITDA (determined in accordance with GAAP) up to the first $1,000,000 of EBITDA;

(ii)          2.5% of Digital Division fiscal year EBITDA between $1,000,001 and $2,000,000;

(iii)         2% of Digital Division fiscal year EBITDA between $2,000,001 and $5,000,000;

(iv)         1.5% of Digital Division fiscal year EBITDA between $5,000,001 and $10,000,000;

(v)          1% of Digital Division fiscal year EBITDA over $10,000,000.

The above Earn-Out Bonus Payments shall be adjusted for cumulative accrued negative EBITDA of the Digital Division during the Term.

E.           (1)           A grant of options as follows under the Buyer’s Option Plan to acquire shares of Buyer’s common stock at an exercise price of $4.50 per share (the “Earn-Out Options”) to each Shareholder that vest if the Digital Division achieves annual fiscal year revenues (the “Option Revenue Targets”) by the end of fiscal year 2016:

(i)           if during any fiscal year prior to the end of fiscal year 2016, fiscal year revenues are $5,000,000 or greater, then Earn-Out Options to purchase up to 112,500 shares of Buyer’s common stock will be issued to each Shareholder; and

(ii)          if during any fiscal year prior to the end of fiscal year 2016, fiscal year revenues are $10,000,000 or greater, then Earn-Out Options to purchase up to an additional 112,500 (aggregate of 225,000 inclusive of (i) above) shares of Buyer’s common stock will be issued to each Shareholder.

(2)           The Option Revenue Targets are subject to the following adjustment:

(i)           in the event of an acquisition by Buyer of any cloud or other company following the Effective Date of this Agreement that will be aligned with the Digital Division for revenue and EBITDA purposes, the Option Revenue Target shall be increased by the amount of such acquired company’s revenues for the immediately preceding fiscal year.

(3)           In addition to the Earn-Out Options referenced in Paragraph 3.02 (E)(1)(i) and (ii) above, each Shareholder, during the Term, is eligible to receive a one-time grant of options to purchase Buyer’s common stock under the Option Plan, at an exercise price of $4.50 per share in accordance with the following table (the “Acquisition Options”):

	12 Month Actual
Acquisition/Merger	EBIDTA	EBIDTA	EBIDTA	EBIDTA	EBIDTA
12 Month Actual Sales	10%	15%	20%	25%	30%
$1,000,000	500	750	1,000	1,250	1,500
$2,500,000	1,250	1,875	2,500	3,125	3,750
$5,000,000	2,500	3,750	5,000	6,250	7,500
$10,000,000	5,000	7,500	10,000	12,500	15,000
$15,000,000	7,500	11,250	15,000	18,750	22,500
$20,000,000	10,000	15,000	20,000	25,000	30,000

Example:  If the Acquisition/Merger has prior year annual sales of $5 million and prior year EBITDA of 25%, or $1,250,000, then the number of Acquisition Options is 6,250.

F.           Health care premium coverage for Shareholders and their families, for the Term, to the same extent provided to Buyer’s named executive officers, subject to such health care premium coverage amount being in compliance with Buyer’s policy and/or governmental rules/regulations currently in effect (or hereafter enacted) which may dictate a lesser percentage of permissible health care premium coverage for Shareholders and Buyer’s named executive officers.

G.           Buyer shall assume all lease agreements, loans and personal guarantees of Shareholders associated with the Business of Corporation, and any lines of credit which are directly associated with the Business (collectively, the “Assumed Liabilities” annexed hereto as Schedule N), except for the account identified in Corporation’s records as “Account 1215 – Officer Loan – Trueblood”, which shall be distributed to Shareholder(s) prior to Closing as a capital distribution. Buyer shall use commercially reasonable efforts to secure releases from Shareholders’ creditors relating to the above Assumed Liabilities, provided such releases can be obtained without unreasonable cost to Buyer. To the extent releases are not obtained as of the Closing Date, Buyer shall pay the Assumed Liabilities as of the Closing Date.

H.           Shareholders shall be immediately eligible to participate in Buyer’s 401(k) plan upon commencement of employment.

I.             Shareholders shall be subject to three-year non-competition and non-solicitation covenants (as described in Article VI of this Agreement).

J.             Such other terms and conditions as the parties mutually agree, as set forth in the Employment Agreements (and ancillary employment agreements) annexed hereto as Schedule B.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE SHAREHOLDERS AND THE CORPORATION

The Shareholders and the Corporation jointly and severally represent and warrant to Buyer as follows:

4.01       Corporate Standing.

A.           The Corporation is duly organized, validly existing and in good standing under the corporation and franchise tax laws of the State of New York.  The Corporation has full corporate power and authority to own or lease its properties and to carry on its Business.  The Corporation is duly licensed or qualified to do business and is in good standing as a foreign corporation under the corporation and tax laws of all jurisdictions in which the nature of the activities conducted by it and/or the character of the assets owned or leased by it makes such license or qualification necessary.

4.02       Capitalization.

A.           The Corporation has authorized capital stock consisting of 1,000,000 shares of common stock, $.01 par value, and 1,000,000 shares of non-voting common stock, no par value. There are presently  20,000 shares of common stock, $.01 par value,  issued and outstanding, all of which (i) are fully paid, validly issued and non-assessable, (ii) are owned, collectively, by the Shareholders, and (iii) collectively constitute the Stock.  There are no non-voting common stock, no par value shares issued and outstanding. The Corporation does not have outstanding any options, warrants, contracts to issue, convertible debt securities or any other rights or commitments entitling anyone to acquire shares of its capital stock.

4.03       Stock Ownership.  Each Shareholder has good, valid and marketable title to the outstanding shares of Stock listed opposite his name on Schedule A annexed hereto, in each case free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, claims, rights of third parties, charges, encumbrances and restrictions (whether or not pursuant to a shareholders' or similar agreement) of every kind and nature.

4.04       Authority.  Each Shareholder has full power and authority to enter into this Agreement and to sell the Stock.  Each Shareholder has taken all such action as may be necessary, advisable or proper to authorize this Agreement, the execution and delivery hereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder.  This Agreement has been duly executed by each Shareholder and is valid, binding and enforceable against each of them in accordance with its terms.

4.05       Consents; Conflicts.  The execution and delivery of this Agreement and the consummation of the transactions provided hereunder does not require any third party consent and does not violate, conflict with, result in the breach of, or cause the acceleration of or default under any provision of (a) the Certificate of Incorporation or By-Laws, as the same may have been amended from time to time, of the Corporation or (b) any obligation, mortgage, lien, lease, agreement, instrument, law, order, arbitration award, judgment, decree or any other restriction to which the Corporation is a party or by which the Corporation, or any Shareholder is subject or bound, except as to Bank of America and M&T credit lines (see schedule “L”).

4.06       Corporate Income Tax Returns.  The Corporations income tax returns, filed for the calendar years ending December 31, 2010, 2009 and 2008, have been provided to Buyer.

4.07       Title to Assets.  Except as otherwise disclosed in the Draft version of Financial Statements, the Corporation has good, marketable and indefeasible title to all of its assets, free and clear of all liabilities, mortgages, conditional sales agreements, security interests, leases, liens, pledges, encumbrances, restrictions, charges, claims or imperfections of title whatsoever.  True, correct and complete copies of each document or instrument relating to any such imperfection of title have been heretofore delivered to Buyer.

4.08       Condition of Assets.  Schedule E hereto contains a list or description of all tangible personal property, equipment and leasehold improvements owned by the Corporation and sets forth the basis and manner by which such assets have been depreciated.  All of such assets and all other assets leased or otherwise used by the Corporation are in good working order and useable in the ordinary course of the Business.  No asset included in the Corporation's consolidated financial statements or records has been valued in excess of its cost less accumulated depreciation. No pirated software is contained in any of the Corporation’s computer equipment or systems.

4.09       Inventory.  All inventory owned by the Corporation existing as of the Closing Date will (a) be reflected in the Final Balance Sheet, (b) be located on the Real Property, (c) be useable or saleable in the ordinary course of the Business and merchantable and fit for its particular purpose, (d) be in a quantity and of a quality suitable for sale in the ordinary course of the Business, and (e) not be damaged, defective, slow moving, obsolete or excessive in quantity for the ordinary requirements of the Business.

4.10       Accounts Receivable.  All of the Accounts Receivable owned by the Corporation and existing as of the Final Financial Statement Date will be (a) reflected in the Final Balance Sheet, (b) fully collectible in the ordinary course of business, and (c) free and clear of all defenses and claims, including claims of offset, of any nature whatever.

4.11       Contracts.  The Corporation is not a party to any Contract which is not set forth in Schedule F hereto.  Upon information and belief, no Contract set forth on such Schedule F could materially and adversely affect the Business, its assets or the continuation of the Business following the Closing.

A.           The Contracts listed in Schedule F are valid, binding and enforceable on all parties thereto and in full force and effect; the Corporation has not violated any of the terms thereof in any material respect; neither the Corporation nor any Shareholder knows of any material violation of the terms thereof by any party; no claim has been made by any party thereto that any other party is in default thereunder; and neither the Corporation nor any Shareholder has received notice that any such Contract is being or will be cancelled.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will or constitutes an event which will, upon the giving of notice, lapse of time or both, result in a default under or termination of any such Contract.  True, correct and complete copies of each of such Contracts have been supplied by Shareholders to Buyer prior to the date hereof.

B.           The Corporation has no outstanding purchase commitment which is in excess of the normal, usual and customary requirements of the Business or is at a price substantially in excess of the current market price or contains terms and conditions which are significantly more onerous than those which are usual and customary in the industry.  There are no outstanding bids, sales proposals, contracts or unfilled orders quoting prices which do not include a markup over estimated cost, based upon actual cost experience, consistent with past markup on similar contracts.  A list of all purchase commitments and orders of the Corporation as of Closing is annexed hereto as Schedule G.  A list of all sales commitments and orders of the Corporation as of Closing is annexed hereto as Schedule H.

4.12       Trade Relations.  Trade relations between the Corporation and their respective customers and suppliers are in good standing and the continuation of such relations is not dependent upon the continued ownership of the Corporation by any Shareholder.  Neither the Corporation nor any Shareholder has any reason to believe that any major customer, franchisor, distributor or supplier will or may cancel a major contract, terminate its relationship with, or materially decrease its volume of purchases from or sales to the Corporation, whether or not by reason of the transactions contemplated by this Agreement.

4.13       Real Property.

A.           Schedule D hereto contains an accurate and complete list of all Real Property occupied by the Corporation under a lease or similar arrangement and with regard to each lease sets forth (a) the address of the subject property, (b) the name and address of the lessor, (c) the expiration date of the lease, (d) the monthly rent and any additional rent called for under the lease, and (e) any other material terms which affect possession or occupancy thereunder.  True, correct and complete copies of such leases and amendments thereto have heretofore been delivered to Buyer.  The Corporation is in good standing under each such lease, and has received no notice of default from the lessor under such lease, nor any notice of non-compliance with applicable laws, rules or regulations of any Governmental Authority.  The Corporation has no obligation as lessee which it has not fully performed, nor are the Shareholders aware of any expenditures which are likely to be required under the provisions of any such lease for any purpose other than the payment of rent.  Unless otherwise indicated in Schedule D, the consummation of the transactions contemplated by this Agreement will not, by itself or upon the giving of notice or lapse of time or both, result in a default under or termination of any such lease.

B.           Upon information and belief, the Real Property and the current use thereof by the Corporation does not violate any building, zoning or similar land use law or governmental regulation.  Upon information and belief, no all buildings, structures and other improvements located on the Real Property are (a) in good operating condition, (b) in a state of good maintenance and repair, (c) adequate and suitable for the purposes for which they are presently being used, and (d) located fully within the lines of record title.  The Corporation has received no notice, official or otherwise, that any condemnation proceeding is contemplated or has been commenced against any of the Real Property or that any Real Property, or the use thereof, is in violation of any applicable building, zoning or similar land use law, rule or regulation of any Governmental Authority. The Corporation has all necessary occupancy certificates, licenses and permits with respect to its use and occupancy of each parcel of Real Property.

C.           Upon information and belief, no parcel of Real Property (whether now or previously owned or leased by the Corporation) has ever been used for the generation, storage or disposal of hazardous substances or as a landfill or other waste disposal site.  Upon information and belief, no hazardous substances exist on the Real Property and there are not now, nor have there ever been, underground storage or septic tanks on the Real Property.  Upon information and belief, the improvements on the Real Property do not contain asbestos, nor does any equipment on the Real Property contain any polyclorinated biphenyls (PCBs).

D.           Upon information and belief, no parcel of Real Property is in violation of any Environmental Law or any permit or license issued thereunder, and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a violation of any Environmental Law or any such permit or license.

E.           Upon information and belief, there are no agreements, judgments, orders, writs, injunctions, decrees, license or permit conditions or other directives of any court or Governmental Authority which relate to the use of any parcel of Real Property or require any change in the present condition of such premises.

4.14       Intellectual Property.  Except as set forth in Schedule I hereto, (a) the Corporation owns no copyright, patent, trademark, service mark or trade name or has any application pending with respect thereto, (b) does not utilize any assumed names, (c) is not a party to any copyright, patent, trademark or service mark license agreement, and (d) the Corporation has the exclusive right to use, free and clear of all royalties, claims or rights of others, the Intellectual Property necessary or desirable to the conduct of the Business, all of which is listed and described on Schedule I.  The Corporation is not a party to, and neither the Corporation nor any Shareholder has any knowledge of, any Litigation relating to or arising from Intellectual Property which is necessary or desirable to the conduct of the Business, or any basis for any such Litigation, affecting or which might affect the Business.  The Corporation has taken reasonable measures to protect the secrecy, confidentiality and value of all of its respective Intellectual Property, including its proprietary software and source code.

4.15       Taxes.  The Corporation has filed returns for and paid in full all of its Taxes to the extent such filings and payments are required.  All such returns were true and correct when filed.  No governmental investigation, examination or audit of any Tax return of the Corporation is currently in progress.  The Corporation has reserved adequately on its financial statements with respect to Taxes accrued but not payable prior to the date of such statements, and has reserved adequately on its books and records with respect to Taxes accrued since the date of the last financial statement but not payable prior to the date of this Agreement.  The Corporation has had no Tax deficiencies proposed against it which remain unpaid, nor has it executed any waiver of the statute of limitations on the assessment or collection of any Tax.

4.16       Litigation.  There is no Litigation existing, pending or, to the best of the Corporation's and the Shareholders' knowledge, threatened against the Corporation, and there is no fact known to the Corporation or the Shareholders which could form the basis for any such Litigation.  There are no judgments, orders, writs, injunctions or decrees of any court or any Governmental Authority, whether or not filed, against the Corporation.  The Corporation has not received any inquiry, written or oral, from any Governmental Authority concerning the Business or its operations.

4.17       Governmental Compliance.

A.           The Corporation has complied with all applicable laws, rules, regulations, judgments, orders, writs, injunctions or decrees of all courts and Governmental Authorities with respect to its Business [including all Environmental Laws].  The Corporation has not received any notice that it is claimed to be in violation of any law, rule or regulation or in default with respect to any judgment, order, injunction or decree, of any court or Governmental Authority.  All reports, returns and other documents which have been filed by the Corporation with any Governmental Authority are true, correct and complete [in all material respects].

B.           The Corporation has obtained all permits, licenses and other authorizations which are required for the operation of the Business and the ownership, use and operation of their respective real and personal properties, including without limitation all permits, licenses and other authorizations required under any Environmental Law, all of which are listed and described on Schedule J.  The operation of the Business (as currently conducted and as previously conducted by the Corporation) does not violate any Environmental Law or any permit or license issued thereunder, and no event has occurred which by itself or with the passage of time or the giving of notice or both, would constitute a violation of any Environmental Laws or such permits or licenses.

C.           There are no agreements, judgments, orders, writs, injunctions, decrees, license or permit conditions or other directives of any court or Governmental Authority which relate to the operation of the Business or require any change in the present methods of operation of the Business.  There is no Litigation pending or threatened relating to (i) violation of or non-compliance with any Environmental Law, (ii) the disposal, discharge or release of solid wastes, pollutants or hazardous substances, or (iii) exposure to any chemical or other hazardous substances, noises or vibrations.  No consent or approval pursuant to any Environmental Law is needed from any Governmental Authority in connection with the execution of this Agreement or the Closing.

4.18       Labor Relations.  The Corporation has complied with all applicable agreements, laws, rules and regulations relating to the employment of labor, including those related to wages, hours and payroll taxes.  The Corporation has withheld and remitted to the proper Governmental Authorities all amounts required by law or agreement to be withheld from wages or salaries of its employees and is not liable for any arrearage of wages or any Taxes or penalties for failure to comply with any of the foregoing. The Corporation has no labor troubles in the sense that within the last 12 months there have been no strikes, work stoppages, slowdowns, threatened unfair labor practice charges or other material controversies pending or threatened by any of its employees; and the Corporation has not entered into any collective bargaining agreement and no union represents, or in the past twelve (12) months has demanded or requested to represent or is currently attempting to represent, any of the employees of the Corporation.  Except as set forth in Schedule K hereto, the Corporation has not promulgated any policy or entered into any agreement relating to the payment of any medical insurance premium, retirement pay, severance pay, vacation pay or sick leave to any present or former employees of the Corporation.  The Final Balance Sheet will reflect all vacation pay accrued as of the Final Balance Sheet Date.  Schedule K sets forth the name of any employees of the Corporation who are currently on a leave of absence for any reason including military duty, sickness, injury or disability, and states the reason for and other details of such leave.  All of the employees of the Corporation and their current wage rates, none of which has been increased in the past thirty (30) days, are listed in Schedule K.  True, correct and complete copies of all written employment policies, contracts and all employee manuals which are still in effect for any present or former employee of the Corporation have heretofore been delivered to Buyer.

4.19       ERISA Matters.  Buyer shall assume no liabilities, current or past, relating to any pension, profit sharing, 401(k) or other benefit plans maintained by the Corporation. All such liabilities shall remain the sole responsibility of the Corporation and Shareholders.

4.20       Banking.  Schedule L hereto contains a complete list of (i) all deposit or investment accounts owned by the Corporation including the account numbers, name and address of the institution and the names of all individuals and authorized to make withdrawals on such accounts, (ii) all open lines of credits, revolving loan agreements or similar open loan arrangements available to the Corporation including the account number, name and address of the institution, the names of all individuals authorized to make borrowings on such accounts and the maximum amount which can be borrowed thereunder, (iii) all safe-deposit boxes owned or leased by the Corporation and the names of all persons with access thereto, and (iv) all persons holding powers of attorney from the Corporation.

4.21       Insurance.  The Corporation has in full force and effect insurance policies of the types and in the amounts described in Schedule M hereto.  True, correct and complete copies of said policies have heretofore been delivered to Buyer.  Said policies are in types and amounts customarily deemed to be adequate in the industry of the Corporation, meet all insurance requirements established by lenders to the Corporation and all premiums thereunder due to the date hereof have been paid in full.  All of such policies have been issued by reputable insurance companies which are actively engaged in the insurance business and authorized to issue policies in the State of New York.  During the twelve (12) month period prior to the Final Balance Sheet Date there has not been any material adverse change in the relationship between the Corporation and its insurers or in the amount of insurance premiums payable with respect to the policies listed in Schedule M.

4.22       Books and Records.  The minute books of the Corporation contain accurate records of all meetings of and corporate actions or written consents by the respective shareholders and Boards of Directors of the Corporation.  The stock records of the Corporation contain accurate records of all transactions relating to the capital stock from time to time issued and outstanding in the Corporation.  The Corporation does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Corporation.

4.23       Interests in Clients, Suppliers, Etc.  Neither any Shareholder nor any officer or director of the Corporation possesses, directly or indirectly, any financial interest in, or is a director, officer, owner or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, competitor or potential competitor of the Corporation or has any right, option or agreement to be or become any of the foregoing. Ownership of less than five percent (5%) of the securities of a company which are traded on a recognized stock exchange or market shall not be deemed to be a financial interest for purposes of this Paragraph 4.23.

4.24       Absence of Certain Changes.  As of the Closing Date, and during the preceding 30 days, there has not been:

A.           Any material change in the financial condition, assets, liabilities, prospects or Business of the Corporation, other than changes in the ordinary course of Business, none of which, individually or in the aggregate, have been materially adverse;

B.           Any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the assets of the Corporation;

C.           Any material transactions entered into or any liabilities or obligations incurred by the Corporation, or any sale, transfer, encumbrance of, or any contract to sell, transfer or encumber, any of its assets, or any payment, cancellation or compromise of any debt, other than in the ordinary course of Business except with respect to the “Toshiba deal” the terms and conditions of which have been fully disclosed to the Buyer;

D.           Any payment or declaration of any bonus, salary increase or adjustment or additional or extraordinary payment to any director, officer, employee or agent of the Corporation or any payment or declaration of any dividend or other distribution on or with respect to the capital stock in the Corporation, except with respect to the distribution of the Trueblood Account 1215 as a distribution to the Shareholder(s); or

E.           Any other event of any kind or character which would or could materially and adversely affect the Business or the assets of the Corporation.

4.25       General Warranty.  This Agreement sets forth all facts known to the Corporation and the Shareholders which they believe or have a reasonable basis to believe could result, individually or in the aggregate, in a materially adverse effect upon the Business, or the condition, financial or otherwise, of the Corporation. The Shareholders have made due inquiry with respect to each fact, matter or thing relating to or arising from the representations and warranties set forth in this Agreement.  No representation or warranty of the Shareholders contained in this Agreement, and no Schedule, exhibit, statement, document, instrument or certificate furnished to or to be furnished by the Corporation or the Shareholders to Buyer pursuant to the terms hereof, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or fails or will fail to state a material fact necessary to make the statements contained or incorporated therein or herein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders as follows:

5.01       Corporate Standing.  Buyer is a corporation duly organized, validly existing and in good standing under the corporation and franchise tax laws of the State of New York.  Buyer has full corporate power and authority to own its properties and to carry on its business as currently conducted.

5.02       Corporate Authority.  Buyer has full corporate power and authority to enter into this Agreement and to purchase the Stock.  Buyer has taken all such corporate action as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery thereof, the consummation of the transactions contemplated hereby and the execution and delivery of each of the documents required to be delivered hereunder, so that Buyer will have full right, power and authority to purchase the Stock from the Shareholders and to perform all of its obligations under this Agreement at the Closing.

5.03       Consents.  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby requires the consent of any third party, except Buyer’s Board of Directors.

ARTICLE VI
COVENANTS OF THE SHAREHOLDERS

The Shareholders and the Corporation jointly and severally covenant and agree as follows:

6.01       Conduct of Business.  To keep and retain the Corporation as a going business with present personnel, to conduct the Business of the Corporation pending the Closing in the normal and usual manner consistent with the successful operation thereof and, without the prior approval of Buyer (which approval may be withheld by Buyer for any reason in its sole discretion), not to make any change in the policies affecting the operation and conduct of the Business or the Real Property nor to commence negotiations for, or enter into, any material or unusual contracts or agreements affecting the Business or its assets, or extending beyond the Closing, absent prior approval of Buyer.

6.02       Instruction.  To assist and instruct Buyer, through the authorized personnel and agents of Shareholders and Buyer, concerning the Business and its operations, including such assistance and cooperation as may be requested or necessary to assure the orderly transition of the Business to Buyer and the continuation thereof by Buyer subsequent to the Closing.

6.03       Changes.  Between the date hereof and the Closing, to notify Buyer of any adverse changes, problems or developments with respect to the Business and the status of its liabilities, obligations and relationship with its creditors, customers and suppliers.

6.04       Access.  To allow the authorized personnel and agents of Buyer to have access to any and all of the records and premises of the Corporation at all reasonable times between the date hereof and the Closing; to furnish Buyer with all information concerning the affairs of the Corporation as Buyer may reasonably request; and to permit Buyer to make extracts from, and copies of, all of the tax returns, books, records, appraisals, files, purchase orders, sales orders and other business records of the Corporation whether written or in machine readable form.

6.05       Exclusive Dealing.  To refrain and cause the Corporation and the officers, directors, employees and agents thereof to refrain from taking any action, directly or indirectly, to encourage, initiate or engage in discussions or negotiations with or provide any information to, any corporation, partnership, person, or other entity or group, other than the Buyer, concerning any purchase of the Stock or any merger, sale of substantial assets or similar transaction involving the Corporation.

6.06       Cooperation.  To (a) execute, acknowledge and deliver to Buyer on demand, both prior and subsequent to the Closing, all such instruments, consents, authorizations, certifications, books, records and data, (b) take all other action, as heretofore agreed or as may be reasonably necessary or advisable in the opinion of Buyer to satisfy the Conditions to Closing contained in Article VI hereof, and (c) refrain from taking any actions which would, may or could cause a breach of the representations and warranties contained in Article IV hereof or cause the Conditions to Closing contained in Article VI hereof to fail to be satisfied, as required in all cases, to effectuate the provisions and intent of this Agreement, and to better assign, transfer and convey title and possession of the Stock to Buyer; and further to assist and cooperate with Buyer in connection with any litigation involving the Corporation or its Business or assets.

6.07       Non-competition.  While employed by Buyer (except for the exclusive benefit of Buyer), and for a period of three (3) years from and after the date of termination of employment  (the “Non-Competition Restricted Period”), no Shareholder shall engage or compete, directly or indirectly, as a principal, on his or its own account, or as a shareholder, officer, director, employee, agent, partner or joint venturer in any corporation or business entity, in any business engaged in the sale, distribution, manufacture or provision of products, technologies or services relating to the development of software and/or cloud computing solutions in the areas of brand protection, secure printing solutions and redaction software solutions, or relating to anti-counterfeiting or authentication technologies, in any geographical area in which the Corporation, Buyer or any Subsidiary of Buyer has heretofore marketed such products, technologies or services; nor during such period and within the same area to extend credit, lend money, furnish quarters or give advice to any such business or proposed business entity; nor within the same area to ship or cause to be shipped or participate in the shipping of any such products for purposes of resale; provided, however, that nothing contained herein shall be construed as preventing an investment in less than five percent (5%) of the securities of a company traded on a recognized stock exchange or market.  Notwithstanding the provisions of this Paragraph 6.07, if either Shareholder’s Employment Agreement is not renewed by the Company after the initial Term, then this Paragraph 6.07 shall not apply; however, in such event the provisions of Paragraph 6.08 shall continue to apply to such Shareholder.

6.08       Non-solicitation.  While employed by Buyer (except for the exclusive benefit of Buyer), and for a period of three (3) years from and after the date of termination of employment (the “Non-Solicitation Restricted Period), no Shareholder shall at any time solicit, or attempt to solicit, or accept business from, directly or indirectly, any customer of Buyer or Corporation that has purchased or licensed Buyer or Corporation’s intellectual property, products or services, nor solicit, or attempt to solicit, any present employee of the Corporation, Buyer or any Subsidiary of Buyer to become an employee of any other business or entity; nor at any time without the consent of the Buyer, directly or indirectly discuss, publish or otherwise divulge any Confidential Information, unless such information is or becomes rightfully publicly known; provided, however, that nothing contained herein shall be construed as preventing an investment in less than five percent (5%) of the securities of a company traded on a recognized stock exchange or market.

6.09       Scope and Enforceability. If any of the restrictions on post-closing competitive activities contained in Paragraphs 6.07 or 6.08 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the applicable law as it shall then appear; it being understood that by the execution of this Agreement the parties hereto regard the restrictions herein as reasonable and compatible with their respective rights.

6.10       Consideration. The parties hereto agree that the Employment Agreements, Purchase Price, and assumption of the Assumed Liabilities of the Corporation and the Shareholders provide full and fair consideration to Shareholders for the restrictive covenants contained in Paragraphs 6.07 and 6.08. In the event that either Shareholder’s Employment Agreement is terminated by the Company for any reason other than for cause (as defined in the Employment Agreement), then such Shareholder shall be entitled to receive annualized salary of $50,000 for the remainder of the Term of the Employment Agreement, payable in installments in accordance with the Company’s current payroll practices along with a continuation of their health care benefits.

ARTICLE VII
CONDITIONS OF CLOSING BY BUYER

The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject, at Buyer's sole option, to the satisfaction of the following conditions precedent:

7.01       Representations.  All of the representations and warranties of the Shareholders and the Corporation herein contained shall be true and correct as of the date of this Agreement, and as of the Closing Date as if expressly made on and as of the Closing Date.

7.02       Performance of Covenants.  All of the covenants to be performed and all of the conditions to be satisfied by the Shareholders and the Corporation prior to the Closing Date shall have been performed or satisfied on or before the Closing.

7.03       Condition of Property.  All of the assets of the Corporation shall be in the same condition on the Closing Date as they are of the date hereof, ordinary wear and tear alone excepted, it being understood and agreed between the Parties hereto that any destruction, loss or damage by fire or casualty prior to the Closing which exceeds One Thousand Dollars ($1,000) or which could result in a substantial disruption of the Business of the Corporation shall constitute a failure of the condition precedent set forth herein.

7.04       Delivery of Documents.  Buyer shall have received all such documents, certificates, opinions and papers required of the Shareholders pursuant to the terms of this Agreement, or which shall have been reasonably requested by Buyer in connection therewith, in form and substance as approved prior to the Closing by Buyer, including expressly, but not limited to, the following:

A.           Certificates representing all of the issued and outstanding shares of the Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, with signatures guaranteed, together with any applicable stock transfer tax stamps, acquired at Shareholders' expense, affixed thereto.

B.           Personal property searches and a franchise tax search dated or redated as of the Closing Date from a reputable search agency stating that as of said date there are no liens, mortgages, encumbrances or judgments of record against the Corporation or its assets filed or recorded in Monroe County, New York, or in the office of the Department of State of the State of New York [or in any other jurisdiction in which the Corporation is qualified to do business], and that all franchise taxes due and owing by the Corporation have been paid.

C.           A certificate of resolutions [unanimously] adopted by the Corporation’s Board of Directors and the Shareholders authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of the documents required to be delivered hereunder, appropriately certified by the Corporation’s Secretary.

7.05       Employment Agreements.  On or before the Closing Date the Corporation and Shareholders shall have entered into written Employment Agreements.

ARTICLE VIII
CONDITIONS OF CLOSING BY SHAREHOLDERS

The obligation of Shareholders to consummate the transactions contemplated by this Agreement shall be subject, at Shareholders' sole option, to the satisfaction of the following conditions precedent:

8.01       Representations.  All of the representations and warranties of Buyer herein contained shall be true and correct as of the date of this Agreement, and as of the Closing Date as if made on and as of the Closing Date.

8.02       Covenants and Conditions.  All of the covenants to be performed and all of the conditions to be satisfied by Buyer prior to the Closing Date shall have been performed or satisfied on or before the Closing.

8.03       Delivery of Documents.  The Shareholders shall have received all such documents, certificates, opinions and papers required of Buyer pursuant to the terms of this Agreement, or which shall have been reasonably requested by the Shareholders in connection therewith, in form and substance as approved prior to the Closing by Shareholders' Attorney, including expressly, but not limited to, the following:

A.           Payment of the Purchase Price to the extent and in the manner set forth in Paragraph 2.03 hereof.

B.           A certificate of resolutions adopted by Buyer's Board of Directors authorizing the execution of this Agreement, the consummation of the transactions contemplated hereby and the execution and delivery of the documents required to be delivered hereunder, and appropriately certified by the Buyer's corporate Secretary.

8.04       Employment Agreements.  On or before the Closing Date the Corporation and Shareholders shall have entered into written Employment Agreements.

8.05       Miscellaneous Options. On or before the Closing Date, Buyer shall present Option Agreements to each of Adam Darder and Stephen Haynes, issuing options to purchase 10,000 shares each of Buyer’s common stock under Buyer’s Option Plan, at an exercise price of $4.50 per share, to vest ratably over three (3) years, which options shall expire in five (5) years from date of grant.  Compensation and benefits to Darder and Haynes will be substantially equivalent before and after the Closing Date.

ARTICLE IX
CONTINGENT FINANCIAL MATTERS

9.01       Tax Status and Effect.  It is understood and agreed that Shareholders and Buyer intend that this transaction shall constitute a tax free exchange under applicable IRS guidelines and that neither party shall make any filing(s) or election(s) that would have a contradictory effect.  Each of the Parties hereto has taken separate counsel as to such matters and each is assuming, subject only to the express and specific provisions of this Agreement, the tax, if any, which may be incurred by reason of the carrying out of the terms and provisions hereof.

9.02       Brokerage Commissions.  Shareholders and Buyer represent and warrant, each to the other, that this Agreement and the transactions contemplated hereunder were brought about without the assistance of any broker, person or firm, and that no one is entitled to a commission, fee or payment of any kind relative to this Agreement or the transactions contemplated hereby.

9.03       Expenses of Parties.  Except as set forth in paragraphs 2.04(F) and 2.4(G), all expenses involved in the preparation, authorization and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants, shall be borne solely by the Party which shall have incurred the same, and the other Party shall have no liability with respect thereto. Notwithstanding the foregoing, if Buyer elects not to consummate and close the transactions provided for in this Agreement because of Shareholders' breach or failure to comply with any of the terms, representations, warranties, conditions or covenants contained in this Agreement, then Shareholders shall reimburse Buyer upon demand for Buyer's expenses, including, but not limited to, disbursements, legal fees and accounting fees in connection with Buyer's negotiation and performance of this Agreement.  Notwithstanding the foregoing, if Shareholders elect not to consummate and close the transactions provided for in this Agreement because of Buyer's breach or failure to comply with any of the terms, representations, warranties, conditions or covenants contained in this Agreement, then Buyer shall reimburse Shareholders upon demand for Shareholders' expenses, including, but not limited to, disbursements, legal fees and accounting fees in connection with Shareholders' negotiation and performance of this Agreement.

9.04       Indemnification.  The Shareholders jointly and severally covenant and agree to fully indemnify and hold harmless Buyer, its directors, officers, agents, employees, successors and assigns, as applicable, from and against and in respect of any and all liabilities, obligations, damages, losses and expenses, including claims of every kind and nature, whether accrued, absolute, contingent or otherwise, and reasonable attorneys' fees and the costs of defense, incurred by any of the indemnifying parties as a result, or by reason, of the breach, falsity or failure of any of the Shareholders' representations, warranties, covenants or undertakings contained in this Agreement.  The provisions of this indemnification shall survive the Closing Date for one year, except for  the covenants, which shall survive closing for so long as the covenants  in this Agreement remain in force plus an additional twelve (12) months.

9.05       Procedure for Indemnification.

A.           If Buyer shall claim indemnification pursuant to Paragraph 9.04, Buyer shall promptly notify Shareholders in writing of such claim, setting forth the nature and amount of the claim in detail; provided however, that the failure of Buyer to so notify Shareholders shall not bar any claim for indemnification hereunder.

B.           If the indemnification claim arises from the claim or demand of a third party, Shareholders shall have the right, if appropriate, to conduct and defend at their own cost and through counsel of their own choosing, the claim or demand of any third party giving rise to such claim for indemnification.  The opportunity to defend, if applicable, shall be a condition precedent to any asserted third party indemnification liability under Paragraph 9.04.  If the Shareholders undertake to defend any such claim or demand, they shall promptly notify the Buyer in writing of their intention to do so and shall give the Buyer such security with respect to its indemnification claim as Buyer reasonably may request.  After the assumption of the defense by Shareholders and so long as they shall diligently pursue such defense, Shareholders shall not be liable for any legal expenses subsequently incurred by the Buyer in connection with such defense, not including Buyer's reasonable costs of personal participation, but the Buyer may participate in such defense at its own expense.  Each party shall fully cooperate with the other party and its counsel in the defense or compromise of such claim or demand.  Shareholders shall not, except with the written consent of the Buyer, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the unconditional release of Buyer, the Corporation and each Subsidiary of Buyer, as appropriate, from all liability in respect of such third party claim or demand.

C.           If a claim for indemnification arises out of a claim made against the Corporation, any Subsidiary of Buyer, or Buyer, by a third party, which would, if established, in whole or in part, give rise to any liability of Shareholders pursuant to Paragraph 9.04, Buyer shall conduct and defend the claim, and Shareholders shall have the right to participate in such defense, if indemnification to Buyer of all or any part of such claim is limited by the provisions of Paragraph 9.04.

D.           If the indemnification claim arises from other than the claim or demand of a third party, and the Shareholders do not object in writing to the indemnification claim from Buyer within twenty (20) business days of receipt of the notice of claim, Shareholders shall be deemed to have accepted the claim and shall have no further right to dispute the obligation to indemnify the Buyer.  If the Shareholders shall notify the Buyer in writing within twenty (20) business days with an objection to the claim for indemnification or the amount thereof, then, the validity of the indemnification claim and/or the amount thereof shall be conclusively determined by Litigation pursuant to Paragraph 10.09.  Attorney's fees and expenses in connection with Buyer's pursuit of indemnification shall become part of Buyer's claim under Paragraph 9.04.

ARTICLE X
MISCELLANEOUS PROVISIONS

10.01     Survival of Representations and Warranties.  All representations and warranties of the Shareholders contained in this Agreement shall survive the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the transfer and delivery of the Stock for a period of one (1) year from the Closing Date.  No such time limitation shall apply to covenants contained in this Agreement, which shall survive for so long as they remain applicable and in force. The parties acknowledge that the Corporation has executed and delivered this Agreement solely for the purpose of joining the Shareholders in making the representations and warranties set forth in Article IV hereof and undertaking the performance of the covenants set forth in Article VI hereof during the period between the date hereof and the Closing.  Accordingly, such representations, warranties and covenants of the Corporation do not survive the Closing (although Shareholders shall be deemed to be and shall remain liable to Buyer, both before and after the Closing, for any breach or failure of such representations, warranties and covenants of the Corporation), no litigation may be brought against the Corporation based upon any breach or failure of such representations, warranties or covenants discovered by Buyer before or after the Closing and the Shareholders hereby expressly waive any and all rights of contribution, indemnification or participation which, as against the Corporation, they may or shall have, arising from or related to the breach or failure of any such representations, warranties or covenants, whether occurring before or after the Closing.

10.02     Publicity and Confidentiality.  No publicity shall be released by any Party hereto prior to the Closing Date concerning the execution of this Agreement and the transactions contemplated hereunder except with the consent of the other Parties hereto.  If for any reason the transactions provided for hereunder shall not be consummated, each Party hereto (a) shall return all Confidential Information which it received from any other Party hereto in the course of investigating and negotiating the transactions provided for hereunder and (b) shall not disclose to any third party any such Confidential Information; PROVIDED, however, that the provisions of this Paragraph 10.02 shall be applicable only with respect to information which was not then or subsequently publicly known or available.

10.03     Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective personal representatives, successors and assigns.

10.04     Entire Agreement.  This Agreement contains the entire understanding and agreement among the Parties hereto and supersedes any prior understandings, memoranda or other written or oral agreements between or among any of them respecting the within subject matter.  There are no representations, agreements, arrangements or understandings, oral or written, between or among any of the Parties relating to the subject matter of this Agreement which are not fully expressed herein.

10.05     Modifications; Waiver.  No modification or waiver of this Agreement or any part hereof shall be valid or effective unless in writing and signed by the Party or Parties sought to be charged therewith, no waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature, and no waiver of any breach of this Agreement by any Shareholder shall be deemed to be a waiver of any other Shareholder for the same breach or any subsequent breach, whether of like or different nature.  No course of dealing between or among any of the Parties hereto will be deemed effective to modify, amend or discharge any part of this Agreement or the rights or obligations of any Party hereunder.

10.06     Partial Invalidity.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.   The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

10.07     No Third Party Beneficiary.  None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity which is not a Party hereto.

10.08     Notices.  Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, or (ii) on the third day following delivery to the U.S. Postal Service as certified or registered mail, return receipt requested and postage prepaid, or (iii) on the first day following delivery to a nationally recognized United States overnight courier service, fee prepaid, return receipt or other confirmation of delivery requested.  Any such notice or communication shall be directed to a Party at its address set forth below or at such other address as may be designated by a party in a notice given to all other Parties hereto in accordance with the provisions of this Paragraph.

Notice to Buyer shall
be sent to:	Document Security Systems, Inc.
28 E. Main Street, Suite 1525
Rochester, New York 14614
Attn: Robert Bzdick, COO

Notice to Shareholders
shall be sent to:
ExtraDev, Inc.
3445 Winton Place, Suite 219
Rochester, NY 14623
Attn: Michael Roy, CEO/President

With a copy to:	Forsyth, Howe, O’Dwyer, Kalb, & Murphy, P.C.
One Chase Square, Suite 1900
Rochester, NY 14604
Attn: Gerald N. Murphy, Esq.

10.09     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York pertaining to contracts made and to be wholly performed within such state, without taking into account conflicts of laws principles.

10.10     Jurisdiction and Venue.  In the event that any legal proceedings are commenced in any court with respect to any matter arising under this Agreement, the Parties hereto specifically consent and agree that:

 (i)          the courts of the State of New York and/or the United States Federal Courts located in the State of New York shall have exclusive jurisdiction over each of the Parties and such proceedings; and

 (ii)         the venue of any such action shall be in Monroe County, New York and/or the United States District Court for the Western District of New York.

10.11     Headings.  The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.12     Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of said counterparts shall together constitute but one and the same instrument which may be sufficiently evidenced by one counterpart. PDF or other forms of electronic signatures shall be deemed original signatures for purposes of the enforcement of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the date and year first above written.

BUYER:

DOCUMENT SECURITY SYSTEMS, INC.

By:	/s/ Patrick White
Chief Executive Officer

EXTRADEV, INC.

By:	/s/ Michael Roy
Michael Roy, President

SHAREHOLDERS:

/s/ Michael Roy
Michael Roy

/s/ Timothy Trueblood
Timothy Trueblood